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                                                                     EXHIBIT 8.2



                   [BRACEWELL & PATTERSON, L.L.P. LETTERHEAD]



     Form of Opinion to be Delivered to Harbor Financial Group, Inc. ("Company") as a Condition Precedent to the Company's Obligation to Close the Merger Described Below.



                                           , 1997


                             (Merger Closing Date)



Harbor Financial Group, Inc.


340 North Sam Houston Parkway East


Suite 100


Houston, Texas 77060



Ladies and Gentlemen:



     We have acted as counsel to Harbor Financial Group, Inc., a Delaware corporation ("Company"), in connection with the proposed merger ("Merger") of HFGI Acquisition Corp., a Delaware corporation ("Merger Sub") and a direct wholly-owned subsidiary of FirstCity Financial Corporation, a Delaware corporation ("Parent"), with and into the Company, pursuant to the terms of the Agreement and Plan of Merger dated as of March 26, 1997 ("Merger Agreement") by and among Parent, Merger Sub, and the Company. This opinion is being rendered pursuant to Section 8.3(i) of the Merger Agreement. The Merger is described in the Registration Statement on Form S-4 filed by Parent with the Securities and Exchange Commission (registration number 333-24347) ("Registration Statement").



     In rendering this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, and such other documents and records as we have deemed necessary and relevant for purposes of this opinion. In addition, we have expressly relied upon certain representations made to us by officers and stockholders of the Company and officers of Parent and Merger Sub. If any statements contained in the Merger Agreement or Registration Statement are not true and accurate, or if any representations made to us are not true and accurate, then we express no opinion to the extent that the subject matter of this opinion is affected thereby. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Merger Agreement.



     This opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended ("Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, published pronouncements of Internal Revenue Service and such other authorities as we have considered necessary and relevant. There can be no assurance that the legal authorities upon which this opinion is based will not be modified, revoked, supplemented, amended, revised, reversed, or overruled. We assume no obligation to update or supplement this opinion to reflect changes in such legal authorities.



     Based on the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:



          1. The Merger will constitute a reorganization within the meaning of section 368(a) of the Code.



          2. The Company will be a party to the reorganization within the meaning of section 368(b) of the Code.



          3. The Company will not recognize any gain or loss as a result of the Merger.


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          4. Except for cash received in lieu of fractional share interests, a stockholder of the Company ("Company Stockholder") who, as a result of the Merger, exchanges his or her Company Common Stock solely for Parent Common Stock will not recognize any gain or loss upon such exchange.



          5. A Company Stockholder's aggregate tax basis in the shares of Parent Common Stock received pursuant to the Merger in exchange for Company Common Stock will be equal to the aggregate tax basis of the shares of Company Common Stock surrendered in exchange therefor (decreased by the amount of any tax basis allocable to fractional shares of Parent Common Stock for which cash is received).



          6. Each Company Stockholder who held Company Common Stock as a capital asset at the Effective Time will include in his or her holding period for the Parent Common Stock received in the Merger the holding period of the shares of Company Common Stock surrendered in exchange therefor.



          7. A Company Stockholder who receives cash in the Merger in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of Company Common Stock allocable to such fractional share interest. Such gain or loss will be long-term capital gain or loss provided such shares of Company Common Stock deemed surrendered for such fractional share interest of Parent Common Stock were held by the holder as a capital asset as of the Effective Time for a period of more than one year.



          8. A dissenting Company Stockholder whose shares of Company Common Stock are disposed of pursuant to the exercise of appraisal rights will recognize capital gain or loss equal to the difference between the amount of cash received from the exercise of such dissenters rights and such Company Stockholder's aggregate tax basis in the Company Common Stock surrendered, provided such Company Common Stock is a capital asset in the hands of such Company Stockholder.



          9. Unless an exemption applies, under the backup withholding rules of section 3406 of the Code, an exchange agent (such as the Parent) shall be required to withhold 31% of all cash payments to which a Company Stockholder is entitled pursuant to the Merger unless such Company Stockholder provides his or her taxpayer identification number and certifies that such number is correct.



     Our opinion is limited to the foregoing federal income tax consequences of the Merger to the Company and the Company's Stockholders, which are the only matters as to which you have requested our opinion. We have not addressed any other federal income tax consequences of the Merger (i) to the Parent or the Merger Sub or (ii) to the Company and the Company's Stockholders other than those specifically set forth herein; and we have not considered any matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States as expressly set forth herein.



     These opinions are being furnished solely for the benefit of the Company in connection with the closing of the Merger and may not be used or relied upon by the Parent or by the Merger Sub or for any other purpose. We have not represented the Parent or the Merger Sub with respect to the Merger or the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to this firm under the headings "The Harbor Merger -- Certain Federal Income Tax Consequences of the Harbor Merger." We do not admit that we are "experts" under the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.



                                            Very truly yours,



                                            Bracewell & Patterson, L.L.P.


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